Exhibit 11.2

INSIDER TRADING AND BLACKOUT PERIOD POLICY

1.Introduction

1.1	Expectations

XORTX Therapeutics Inc. as a public company has internal guidelines to control transactions involving its securities by its directors, officers, employees and consultants to ensure they are aware of and comply with their legal obligations and the Company's policy with respect to "insider trading" and "tipping". The "Company", as used in this Policy, means XORTX Therapeutics Inc. and its Subsidiaries (as defined in Section 2.3 below).

Each director, officer, employee and consultant is required to strictly abide by all applicable legal requirements and this Policy.  The objectives of this Policy are to:

(a)	educate directors, officers, employees and consultants about their legal obligations with respect to insider trading and tipping; and
(b)	foster and facilitate compliance with applicable laws to prevent transactions by directors, officers, consultants and employees that would not be in full compliance with the legal requirements.
1.2	Scope of this Policy

This Policy applies to all directors, officers, employees and consultants of the Company and to their Family Members (as defined below).  This Policy continues to apply to transactions in securities of the Company by directors, officers, employees and consultants of the Company and their Family Members and persons whose transactions in the Company's securities are directed by, or subject to, their control even after termination of employment by the Company.  If such persons are in possession of Material Information which has not been generally disclosed when their employment is terminated, such persons may not purchase, sell, hedge or otherwise trade in securities of the Company until that information has become public or is no longer material.

This Policy is intended to supplement, and is not intended to replace, applicable securities legislation.  Questions concerning this policy or applicable legal requirements should be directed to the disclosure committee of the board of directors (the "Board") of the Company (the "Disclosure Committee").

2.Legal Background

2.1	Insider Trading
(a)

Securities legislation prohibits any person in a "special relationship" with the Company from purchasing, selling, hedging or otherwise trading securities of the Company with knowledge of a material fact or material change (as defined in Section 2.3 below) that has not been generally disclosed.  This prohibited activity is commonly known as "insider trading".

(b)	Under securities legislation, a person in a "special relationship" includes but is not limited to:
(i)	a director, officer or employee of the Company;
(ii)

any person or company who beneficially owns, directly or indirectly, more than 10% of the voting securities of the Company or who exercises control or direction over more than 10% of the votes attached to the voting securities of the Company or a combination of both carrying more than 10% of the votes attached to the voting securities of the Company;

(iii)	a person or company that is proposing to make a take-over bid (as defined in the British Columbia Securities Act) for the securities of the Company;
(iv)	a person engaged in or who is proposing to engage in any business or professional activity with or on behalf of the Company, and includes, without limitation, a consultant; and
(v)

a person that learns of a material fact or material change with respect to the Company from any other person who is in a special relationship with the Company, and knows or ought reasonably to have known that the other person is a person in such a relationship.

(c)

Securities legislation also prohibits any person in a "special relationship" with the Company from purchasing or selling the securities of any public company other than the Company when the person has knowledge of a material fact or material change regarding that other public company which has not been generally disclosed and which knowledge was gained:

(i)	during the course of the person's work at the Company;
(ii)	because the person is in a "special relationship" with that other public company; or
(iii)	because the person was "tipped" by another person who was in a "special relationship" with that other public company.
2.2	Tipping

Securities legislation prohibits a company or any person in a "special relationship" with a company from informing any other person, other than in the "necessary course of business", of a material fact or material change before the material fact or material change has been generally disclosed.  This prohibited activity is commonly known as "tipping". Both the person who provides the information and the person who receives the information could be liable under securities laws if the person who receives the information purchases or sells securities.

2.3	Definitions
(a)	"Blacked-out Employee" means a director, officer, employee or consultant who is described in Section 3.3(a)(ii) of this Policy.
(b)

"discretionary blackout periods" are imposed by the Disclosure Committee from time to time on directors, officers, employees and consultants, in addition to the regularly scheduled blackout periods, following consultation with the Chief Executive Officer and Chief Financial Officer for the Company.

(c)

"Family Member" means, in relation to any director, officer, consultant or employee of the Company, any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as a director, officer, consultant or employee, and others living in their households, and investment partnerships and other entities (including trusts and Companys) over which such directors, officers, employees or consultants have or share voting or investment control.

(d)

"generally disclosed" information has been "generally disclosed" if (i) the information has been disseminated in a manner calculated to effectively reach the marketplace and (ii) public investors have been given a reasonable amount of time to analyze the information.

(e)	"Insider" means a director or officer who is described in Section 3.3(a)(i) of this Policy.
(f)

"material change", in relation to the affairs of the Company, means (a) a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and/or that a reasonable investor would consider important in making a decision to buy, hold or sell securities of the Company or (b) a decision to implement such a change made by (i) the board of directors of the Company or (ii) senior management of the Company who believe that confirmation of the decision by the board of directors of the Company is probable.

(g)

"material fact", in relation to securities issued or proposed to be issued by the Company, means a fact that would reasonably be expected to have a significant effect on the market price or value of such securities and/or that a reasonable investor would consider important in making a decision to buy, hold or sell securities of the Company.

(h)

"Material Information" means any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a significant change in the market price or value of any of the listed securities of the Company and/or that a reasonable investor would consider important in making a decision to buy, hold or sell securities of the Company.  Material Information includes both material changes and material facts.  (See attached Schedule A for examples of potential Material Information.)

(i)

"regularly scheduled blackout periods" means a period beginning on the fifth day prior to the day on which the Company releases its annual or quarterly financial results and ending at the close of business on the first trading day following such release of annual or quarterly financial results.

(j)

"Subsidiary" has the meaning set out in the British Columbia Business Corporations Act or the Securities Act (British Columbia), as applicable and as amended from time to time, and any partnership or other unincorporated association in which the Company has a direct or indirect controlling interest.

3.Obligations

3.1	Obligations on All Directors, Officers, Employees and Consultants
(a)

Directors, officers, employees, consultants, and their Family Members are prohibited from purchasing or selling securities of the Company while in possession of Material Information with respect to the Company which has not been generally disclosed.

(b)

Directors, officers, employees, consultants, and their Family Members are prohibited from purchasing or selling securities of another public company while in possession of undisclosed Material Information regarding that public company which knowledge was gained during the course of the director's, officer's, employee's or consultant’s work at the Company.

(c)

Directors, officers, employees, consultants and their Family Members are prohibited from informing other persons or companies of Material Information regarding the Company before that Material Information has been generally disclosed, unless, in the case of directors, officers, consultants and employees, the director, officer, employee or consultant discloses that Material Information in the "necessary course of business".

(d)

Directors, officers, employees, consultants, and their Family Members are prohibited from informing other persons or companies of Material Information regarding a public company where the director, officer, employee or consultant has gained knowledge of Material Information regarding that public company in the course of their work at the Company before that Material Information has been generally disclosed, unless, in the case of directors, officers, consultants and employees, the director, officer, employee or consultant discloses that Material Information in the "necessary course of business".

The "necessary course of business" exception is a limited one and exists so as not to unduly interfere with a company's ordinary business activities.  The exception could cover communications that are required to be made to further the business purposes of the company with:

(i)	vendors, suppliers or strategic partners on issues such as exploration activities, marketing and supply contracts;
(ii)	employees, officers, consultants and board members;
(iii)	lenders, legal counsel, underwriters, auditors, and financial and other professional advisors to the company;
(iv)	parties to various types of negotiations with the company; or
(v)	government agencies and non-governmental regulators.
3.2	Prohibitions Against Short Selling and Certain Trading

In addition to the obligations set forth in Section 3.1 above, directors, officers, employees and consultants of the Company and their Family Members shall not engage in the short selling of, or sell call options or buy put options in respect of, the securities of the Company except as may be permitted under the provisions of the Business Corporations Act (British Columbia) and applicable securities laws.

3.3	Additional Obligations on Insiders and Blacked-out Employees

Additional obligations are imposed on directors, officers, employees or consultants of the Company who are Insiders and Blacked-out Employees, in the manner described in this Section 3.3.

(a)	Definitions
(i)	Who is an Insider?

The following individuals are Insiders of the Company:

●	directors and officers (including consultants who perform the services of an officer) of the Company; and

●	directors and officers of Subsidiaries of the Company.
(ii)	Who is a Blacked-out Employee for the purposes of regularly scheduled blackout periods?

The following are Blacked-out Employees of the Company during regularly scheduled blackout periods:

●	all Insiders and their Family Members; and
●	all directors, officers, employees and consultants who receive notice from the Disclosure Committee that they are designated Blacked-out Employees during such periods and their Family Members.
(iii)	Who is a Blacked-out Employee for the purposes of discretionary blackout periods?

All directors, officers, employees and consultants who receive notice that they are designated Blacked-out Employees during such periods and their Family Members.

(b)	Additional Obligations on Insiders

Insider Reports

Under securities laws, Insiders are required to file a report (an "Insider Report") with securities regulators any time their direct or indirect beneficial ownership of or control or direction over securities of the Company changes, including any time they trade in securities of the Company. This is a broad obligation and Insiders must file an Insider Report electronically through the System for Electronic Disclosure by Insiders ("SEDI") within five days after each such change.

Insiders are personally responsible for filing accurate and timely Insider Reports.  Insiders are required to provide a copy of all Insider Reports to the Corporate Secretary of the Company concurrent with their filing to regulatory authorities.

Insiders of the Company are also required to promptly update their profile on SEDI following any change of name, address, relationship with the Company or other change in personal information.

Securities legislation exempts some Insiders from filing Insider Reports.  For example, the following individuals are not required to file Insider Reports: (1) directors of subsidiaries that are not major subsidiaries (as defined) of the reporting issuer and who do not in the normal course have access to material facts or changes concerning the reporting issuer prior to public dissemination, and (2) senior officers who are not the chief executive officer, chief financial officer or chief operating officer of the reporting issuer or in charge of a major business unit of the reporting issuer or a material subsidiary and who do not in the normal course have access to material facts or changes concerning the reporting issuer prior to public dissemination.  Please contact the Disclosure Committee to determine the availability of an exemption in a particular case.

(c)	Obligations of Blacked-out Employees

During regularly scheduled or discretionary blackout periods, the affected Blacked-out Employees cannot:

(A)	purchase, sell, hedge or otherwise trade in any securities of the Company;

(B)	exercise stock options; or
(C)

purchase, sell or otherwise trade in restricted shares, restricted share units, SARs or any other security, the market price of which varies with the market price of securities of the Company, or any other right or obligation to purchase or sell securities of the Company.

3.4	Waiver

Notwithstanding any of the prohibitions contained in Section 3.3, the Disclosure Committee may, at its discretion, waive the prohibitions contained in Section 3.3 in exceptional circumstances, provided that the person seeking the waiver does not have any undisclosed Material Information and that making such an exception would not violate any applicable securities laws.  The Disclosure Committee will report any such waivers to the Board at the next regularly scheduled meeting of the Board.

3.5	Potential Dismissal, Civil and Criminal Penalties

The consequences of prohibited insider trading, tipping, short selling or a failure to file an insider report where required on a timely basis can be severe and may include dismissal, fines, civil remedies and criminal sanctions.

3.6	Certificate of Compliance

Upon the implementation of this Policy, and the implementation of each amendment, supplement or modification to this Policy or replacement of this Policy, each director, officer, employee and consultant of the Company shall promptly complete and return to the Disclosure Committee a Certificate of Compliance in the form attached as Schedule B.

Approved and adopted by the Board of Directors on March 8, 2018.

INSIDER TRADING AND BLACKOUT PERIODS

QUICK REFERENCE LIST

DO NOT TRADE IN SECURITIES OF XORTX THERAPEUTICS INC. OR

OF ANOTHER PUBLIC COMPANY WHEN YOU:

●	know Material Information about the Company which has not been generally disclosed and disseminated to the public;
●	know Material Information about another public company which has not been generally disclosed and disseminated to the public and you learned of such Material Information because of your business or dealings with the Company;
●	are subject to a blackout period; or
●	have received any other notice that you cannot trade in securities.

SCHEDULE A

Examples of Potential Material Information

The following are examples of information that could be Material Information as they may result in, or may reasonably be expected to result in, a significant change in the market price or value of any of the listed securities of the Company and/or a reasonable investor may consider them important in making a decision to buy, hold or sell securities:

●	changes in share ownership that may affect control of the Company;
●	reorganizations, amalgamations or mergers;
●	take-over bids, issuer bids or insider bids;
●	public or private sale of additional securities;
●	planned repurchases or redemptions of securities;
●	planned splits of common shares or offerings of warrants or rights to buy shares;
●	any share consolidation, share exchange or stock dividend;
●	changes in the Company’s dividend payments or policies;
●	the possible initiation of a proxy fight;
●	a modification to the rights of security holders;
●	an increase or decrease in near-term earnings prospects;
●	unexpected changes in financial results for any period;
●	shifts in financial circumstances, such as cash flow reductions, asset write-offs or write-downs;
●	changes in the value or composition of the company's assets;
●	any material change in the Company's accounting policy;
●	any development that affects the Company’s areas of operations;
●	a significant change in capital investment plans or corporate objectives;
●	major labour disputes or disputes with major contractors or suppliers;
●	significant new contracts or significant losses of contracts or business;
●	changes to the board of directors or executive management;
●	the commencement of, or developments in, legal proceedings or regulatory matters;
●	waivers of corporate ethics and conduct rules for officers, directors, or other key employees;
●	any notice that reliance on a prior audit is no longer permissible;
●	a change in auditor;
●	de-listing of the company's securities or the movement from one quotation system or exchange to another;
●	acquisitions of other companies, including a take-over bid for, or merger with, another company;
●	the borrowing or lending of money;
●	defaults under debt obligations, agreements to restructure debt or planned enforcement procedures by a bank or any other creditors;
●	any mortgaging or encumbering of the company's assets;
●	changes in rating agency decisions; or
●	significant new credit arrangements.

SCHEDULE B

CERTIFICATE OF COMPLIANCE

I                                                                                hereby certify that I have read, understand and will comply with the terms of the Insider Trading and Blackout Period Policy dated March 8, 2018.

Date:
Signature:
Title:

If you have any questions about this Policy, please contact the Audit Committee:

Audit Committee

XORTX Therapeutics Inc.

4000, 421 - 7th Avenue SW

Calgary, Alberta

T2P 4K9

Phone: 1-403-455-7727

E-mail: info@xortx.com